Exhibit 99.1

i2 Announces Resignation of Michael E. McGrath as President and CEO

DALLAS – July 31, 2007 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced the resignation of Michael E. McGrath as president and chief executive officer (CEO), effective July 30, 2007. The company had previously announced in May that McGrath was expected to retire from i2 by the end of the year.

“Michael became CEO during a critical time in our history, and brought a great deal of energy and passion to the position while leading us through many key initiatives, including stabilizing the company financially, improving our management foundation and setting the stage for future growth,” said i2 Founder and Chairman Sanjiv Sidhu. “Under his leadership, i2 has achieved eight consecutive quarters of profitability and improved liquidity. His increased focus on our services business has led to increases in our services revenue as we continue to transition to a solutions-oriented provider. His vision in the area of new-generation supply chain management solutions has helped i2 continue its leadership in the supply chain management space. Michael’s contributions have been many and we are grateful for all he has done on behalf of i2.”

“I have appreciated the opportunity to serve i2 as its president and CEO the last two and a half years,” said McGrath. “I will miss the daily contact that I have had working with i2’s world-class employees and customers. i2 has a bright future and I know the company will continue to deliver tremendous value to the companies it serves.”

McGrath, who intends to pursue other opportunities, continues as a director of the company and is expected to remain employed by i2 in an advisory capacity as CEO emeritus through October 31, 2007. In that role, he will continue to assist the board of directors with the search for a new CEO.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible new-generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements based on current expectations and involves risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 9, 2007 and the Annual Report on Form 10-K filed March 30, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For More Information Contact:
Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com